                                                                      EXHIBIT 12

                     WILLIAMS HOLDINGS OF DELAWARE, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES*
                            (Dollars in millions)

                                                            Years Ended December 31,
                                          -------------------------------------------------------------
                                            1997          1996         1995         1994         1993
                                          --------      --------     --------     --------     --------
Earnings:
   Income from continuing
      operations before extraordinary
      loss and income taxes               $  455.1      $  529.6     $  372.3     $  258.4     $  399.7
   Add:
      Interest expense-net                   113.2          89.3         89.5         74.6         56.1
      Rental expense representative
         of interest factor                   20.2          11.9         18.7         11.0          8.8
      Preferred dividends of
         subsidiaries                           --            --          5.4           --           --
      Minority interest income of
         consolidated subsidiaries            18.2           1.4          2.3          1.6          1.4
      Other                                    (.4)          3.3          3.1          3.3          1.4
                                          --------      --------     --------     --------     --------

Total earnings as adjusted plus
   fixed charges                          $  606.3      $  635.5     $  491.3     $  348.9     $  467.4
                                          ========      ========     ========     ========     ========

Combined fixed charges:
   Interest expense-net                   $  113.2      $   89.3     $   89.5     $   74.6     $   56.1
   Capitalized interest                       19.3           4.8         11.5          4.7          8.2
   Rental expense representative
      of interest factor                      20.2          11.9         18.7         11.0          8.8
   Pretax effect of dividends on
      preferred stock of subsidiaries           --            --          7.7           --           --
                                          --------      --------     --------     --------     --------

         Total fixed charges              $  152.7      $  106.0     $  127.4     $   90.3     $   73.1
                                          ========      ========     ========     ========     ========

Ratio of earnings to fixed
   charges                                    3.97          6.00         3.86         3.86         6.39
                                          ========      ========     ========     ========     ========

* Restated to reflect the acquisition of MAPCO Inc., which has been accounted for as a pooling of interests.